U.S. SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON D.C.  20549


                    FORM 12b-25

SEC FILE NUMBER: 33-37751-D

CUSIP NUMBER:

            NOTIFICATION OF LATE FILING

(CHECK ONE)


        FORM 10-K
        FORM 10-KSB
        FORM 11-K
        FORM 20-F
        FORM 10-Q
   X    FORM 10-QSB
        FORM N-SAR

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

If the  notification relates  to a  portion  of  the
filing checked  above, identify the Item(s) to which
the              notification               relates:
_______________________________

====================================================

Part I - Registrant Information
====================================================


Full Name of Registrant

     Fieldcrest Corp.

Former Name if Applicable

____________________________________________________
Address of Principal Executive Office (street and number)

  2111 Canyon Crest Avenue
_____________________________________________________
City, State and Zip Code

  San Ramon, California                    94583

====================================================

Part II - Rules 12b-25 (b) and (c)
====================================================


If the  subject report  could not  be filed  without
unreasonable effort  or expense  and the  registrant
seeks  relief   pursuant  to   Rule  12b-25(b),  the
following  should   be  completed.   (Check  Box  if
appropriate)      X

(a) The  reasons described  in reasonable  detail in
Part III of this form could not be eliminated without unreasonable effort or expense;

(b)  The   subject  annual   report  or  semi-annual
report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

====================================================

Part III - Narrative
====================================================


State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

The registrant's  10-QSB  cannot  be  filed  without
unreasonable  effort   and  expense  to  obtain  the
appropriate approvals and signatures.


====================================================

PART IV - OTHER INFORMATION
====================================================


(1) Name and telephone number of person to contact in regard to this notification name:  Heather Zane Anderson

area code and phone number: 510-735-0952


(2) have  all other  periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

__X__  yes

_____  no


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

_____ yes

__X__ no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

    Fieldcrest Corp.
 __________________________________________________
    (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE                           BY /S/Heather Zane Anderson
                                  ------------------------
                                  Heather Zane Anderson, PresidenT